Exhibit 99.2
Consent to Be Named as a Director Nominee of
Grubb & Ellis Healthcare REIT II, Inc.
To Grubb & Ellis Healthcare REIT II, Inc.:
     I, Gerald W. Robinson, hereby consent to be named as a director nominee of Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
Dated: July 27, 2009

/s/ Gerald W. Robinson
Gerald W. Robinson